Exhibit 2.1

AGREEMENT OF MERGER

This AGREEMENT OF MERGER ("Agreement") is made this May 15th , 2010 by and between EC Development, LLC., an Oklahoma Limited Liability Company ("EC Development") and eNucleus, Inc., a Delaware Corporation ("eNucleus") or the ("Surviving Corporation"), together the ("Constituent Corporations").

RECITALS

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WHEREAS, the Boards of Directors eNucleus desires that EC Development merge with and into eNucleus, Inc. pursuant to the terms and conditions of this Agreement and pursuant to Delaware Code, Title 8, Chapter 1, Subchapter IX §264 and Oklahoma Statute § 182054; and

•	WHEREAS, EC Development desires to merge into eNucleus, Inc., and has obtained approval of all of its members for such merger; and

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WHEREAS, the Constituent Corporations have agreed to merge pursuant to and in accordance with the Fourth Amended Plan of Reorganization of eNucleus as confirmed by order of the U. S. Bankruptcy Court, Western District of Washington on April 6, 2010, (the "Bankruptcy Court"), in connection with the case filed by eNucleus seeking reorganization under Chapter 11 of the United States Bankruptcy Code; NOW, THEREFORE,

WITNESSETH

FOR AND IN CONSIDERATION of the recitals, covenants, premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. THE MERGER. EC Development shall merge with and into eNucleus, (the "Merger"). eNucleus shall be the surviving corporation in the Merger, and on the Effective Date (as defined below), the separate existence of EC Development shall cease. The corporate existence of eNucleus Inc., with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and as the surviving corporation it shall succeed to all rights, titles and assets of EC Development as and to the extent provided in § 264(c) of Title 8, Chapter 1, Subchapter IX.

1.2. THE EFFECTIVE DATE. The Merger shall become effective (the "Effective Date") upon the filing of (i) a Certificate of Merger executed by EC Development, LLC. with the Secretary of State of the State of Oklahoma pursuant to Oklahoma State Statute § 18 2054(c), and (ii) the filing of Articles of Merger executed by eNucleus, with the Delaware Secretary of State in the form required by Title 8, Chapter 1, Subchapter LX, Section 264(c).

1.3. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of eNucleus, Inc. shall, as of the Effective Date, be the Certificate of Incorporation of the Surviving Corporation until duly amended.

1.4. BYLAWS. The Bylaws of eNucleus, Inc. shall, as of the Effective Date, be the Bylaws of the Surviving Corporation until duly amended.

1.5. OFFICERS AND DIRECTORS. At the Effective Date, the directors and officers of the Surviving Corporation shall be as follows:

Eugene Estep	Chairman of the Board of Directors
Chief Executive Officer, Secretary and Treasurer
Randy Edgerton	Director, Chief Financial Officer

The terms and classes of the Directors shall be determined by the Board of Directors of the Surviving Corporation at its first meeting.

1.6. REQUIRED APPROVALS. This Agreement has been adopted and approved by the Directors of eNucleus, Inc. in accordance with Title 8, Chapter 1, Subchapter IX, Section 264(c), and by all the members of EC Development.

1.7 CORPORATE NAME. The name under which eNucleus Inc. was originally formed in Delaware was "eNucleus, Inc." which name shall be changed to EC Development, Inc.

ARTICLE II

CONVERSION OF SHARES

2.1. EFFECT OF THE MERGER ON CAPITAL STOCK. On the Effective Date, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any capital stock thereof:

2.1.1 Cancellation of Outstanding Membership Certificates of EC Development. All issued and outstanding Certificates of Membership of EC Development, shall cease to exist.

2.1.2 Issuance of Common Shares. Fifteen Million (15,000,000) Common Shares of the Surviving Corporation shall be issued to EC Development, allocated Twelve Million (12,000,000) shares to EC Development and Three Million (3,000,000) shares to the firm, Tech Rescue, LLC, in full satisfaction of that certain promissory note from EC Development, LLC in favor of Tech Rescue, LLC, in the amount of Ten Million dollars.

2.1.3 Continuance of Capital Stock of eNucleus, Inc. Each eNucleus Common Share that is issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding, fully paid and nonassessable.

2.2. CLOSING OF TRANSFER BOOKS. From and after the Effective Date, the Membership transfer books of EC Development shall be closed and no transfer of any Membership Certificates of EC Development shall thereafter be made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other that such party: (i) is a Limited Liability Company or corporation duly organized and in good standing in its jurisdiction of incorporation; (ii) has obtained the approval of its board of directors and/or Members to affect the Merger and/or is acting pursuant to Court order; and (iii) has full power and authority to execute, deliver and perform this Agreement.

ARTICLE IV

CLOSING CONDITIONS; THE CLOSING

4.1. CLOSING CONDITIONS. There are no conditions precedent to the consummation of the Merger and the other transactions provided herein.

ARTICLE V

TERMINATION OR ABANDONMENT OF MERGER

5.1 TERMINATION. This Agreement may be terminated or the Merger abandoned at any time by the Board of Directors of eNucleus, if the Board of Directors of eNucleus, shall determine for any reason that the consummation of the transactions contemplated hereby would be inadvisable or not in the best interests of eNucleus or its shareholders.

ARTICLE VI

AMENDMENTS

6.1 AMENDMENTS. At any time prior to the Effective Date, the parties hereto may, by written agreement, amend, modify or supplement any provision of this Agreement, provided that no such amendment, modification or supplement may be made if, in the sole judgment of the Board of Directors of eNucleus, it would adversely affect the rights and interests of eNucleus's shareholders in any material respect.

ARTICLE VII

ACCOMPLISHMENT OF MERGER

7.1 FURTHER ASSURANCES. The parties hereto each agree to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the Merger.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Delaware applicable to contracts to be fully performed in such State, without giving effect to choice of law principles.

8.2. HEADINGS. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

8.3. BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

8.4. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed to be an original, and all such counterparts when taken together shall constitute but one and the same instrument.

8.5. EXTENSIONS OF TIME. At any time prior to the Effective Date, the parties hereto may, by written agreement, extend time for the performance of any of the obligations or other acts of the parties hereto.

8.6. MERGER AGREEMENT. A copy of this Agreement is on file at the principal place of business of eNucleus Inc., 2101 NE 129th Street, Suite 215, Vancouver, WA 98686, and shall be furnished by the Surviving Corporation, on request and without cost, to any stockholder member or shareholder of either Constituent Corporation.

8.7. REIMBURSEMENT OF EXPENSES. Upon closing of the Merger under this Agreement, the Surviving Corporation shall reimburse the officers, directors and shareholders of eNucleus, Inc., as the case may be, for all costs and expenses incurred by any of such persons in connection with the Merger, including without limitation, all legal fees and expenses.

IN WITNESS WHEREOF, the parties eNucleus and EC Development have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day first above written.

eNucleus, Inc.	EC Development, LLC

By: /s/ Randy A. Edgerton	By: /s/ Eugene Estep
Randy A. Edgerton	Eugene Estep